Exhibit 99.1

FOR IMMEDIATE RELEASE

Merix Investor Relations Contact:

Allen Muhich, Vice President, Finance & Investor Relations

503.716.3667

Merix Corporation Announces Third Quarter Results

BEAVERTON, OR, April 9, 2008 - Merix Corporation (NASDAQ:MERX) today announced consolidated financial results for the third quarter of fiscal 2008 ended March 1, 2008.

The Company reported a loss from continuing operations of $12.5 million or $0.59 per diluted share on revenue of $94.3 million for the third quarter of fiscal 2008, which compares to income from continuing operations of $1.8 million or $0.09 per diluted share on revenue of $100.3 million for the third quarter of fiscal 2007. Included in the third quarter of fiscal 2008 loss was $1.7 million of severance charges associated with the previously announced closures of our Hong Kong and Wood Village manufacturing facilities, $12.9 million of fixed asset impairment charges associated with the Wood Village closure, a $5.1 million gain associated with the settlement of our outstanding claim against the seller of Merix Asia and a $1.0 million income tax benefit from the reversal of a valuation reserve.

Commenting on the quarter’s performance, Michael D. Burger, President and Chief Executive Officer stated, “We met the financial performance targets set at the beginning of the quarter, although our financial performance remains well below acceptable levels.”

Third quarter fiscal 2008 revenue declined 6% when compared to the third quarter of fiscal 2007. The decline was expected and is primarily a result of the normal cyclical slowdowns that occur in the printed circuit board industry and has been experienced in the North American market over the last 12 months. On a sequential quarterly basis, third quarter revenue declined 3% when compared to the second quarter of fiscal 2008. North American quarterly revenue declined 8% on a sequential basis to $48.6 million while Asian revenues grew 3% to $45.6 million. This is the third quarter in a row in which Merix Asia reported record revenues.

Merix’ overall gross margin averaged 11.1% of revenue for the third quarter of fiscal 2008 compared to 17.6% and 11.6% in the third quarter of fiscal 2007 and second quarter of fiscal 2008, respectively. The reduction from the third quarter of fiscal 2007 resulted primarily from the previously mentioned North American revenue decrease and its impact on fixed cost absorption in our North American factories as well as an average 6% reduction in panel prices. Asia gross margins continued to improve in the third quarter to 11.8% of sales representing a better than 1 percentage point sequential quarterly improvement when compared to the second quarter of fiscal 2008.

“Asia’s profitability has improved in each of the last three quarters” commented Mr. Burger. “The expected and continued steady improvement is a validation of the strategy we put in place one year ago and the operational improvements we are making in this region. We remain optimistic regarding the continued improvement in this region during the coming quarters. The team has executed well in Asia, delivering upon our technology and capacity expansions ahead of schedule. In addition, given the successes we are seeing in this region we were able to accelerate the closure of the unprofitable Hong Kong factory a full five months earlier than initially planned. The unprofitable factory was closed on March 31, 2008. This final step in the closure of the factory enables an additional $1.0 million to $1.5 million of additional quarterly savings, which should be fully reflected in the first quarter of fiscal 2009.”

Operating expenses totaled $27.2 million in the third quarter of fiscal 2008. Excluding $1.7 million of severance costs and $12.9 million of fixed asset impairment charges, operating expense declined $0.6 million to $12.6 million in the third quarter of fiscal 2008 when compared to the third quarter of fiscal 2007. Third quarter 2008 operating expense benefited from the reversal of approximately $0.4 million of bonus expense accrued during the first half of the fiscal year.

Commenting on the previously announced North American restructuring, Mr. Burger stated, “We made good progress during the quarter on the actions needed in our North American operations. I am pleased with the positive attitude and changes we are seeing from our Oregon operations team. We closed our Wood Village operation as scheduled and decreased our Oregon manufacturing cycle times by approximately 30% to less than 10 days with a further targeted reduction into the mid-single digits. These cycle time reductions are a key to improving our competitiveness in the North American market.”

Business Outlook

The Company completed the third fiscal quarter of 2008 with $66.7 million of backlog to be shipped during the fourth fiscal quarter of 2008. We currently estimate fourth quarter revenue to range from $88 million to $92 million resulting in a net loss, excluding severance and restructuring charges, of between $3 million and $5 million.

“We have substantially completed our restructuring activities and now have a stable footprint from which to build,” commented Mr. Burger. “We are now transitioning our focus to efficiency gains, product mix improvements, and Asia capacity growth to improve our profitability.”

Conference Call and Webcast Information

Merix will conduct a conference call and live webcast today Wednesday, April 9, 2008 at 6:30 a.m. Pacific Time. Management will discuss third quarter fiscal 2008 results, its business outlook for the fourth quarter and comment further on the strategic direction of the Company. To access the webcast, log on to www.merix.com.

A telephone replay will be available from 9:30 am PT on Wednesday, April 9, 2008 until approximately 12:00 am PT on Saturday, April 19, 2008 by calling (320) 365-3844, access code 915227.

Use of Non-GAAP Financial Measures

The non-GAAP financial measure “Adjusted EBITDA” is disclosed in this press release. Management believes the disclosure of this non-GAAP financial measure, when presented in conjunction with the corresponding GAAP measures; provides useful information to the Company, investors and other users of the financial statements. Management believes this measure is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and/or other non-recurring or unusual items. The EBITDA financial measure is commonly used in the Company’s industry, however, it should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income or operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measures used by other companies. The Company has provided a reconciliation of both measures to GAAP financial information in the attached schedules.

About Merix

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include communications and networking, computing and peripherals, industrial and medical, defense and aerospace, and automotive end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 relating to the Company’s business operations and prospects, including statements related to estimates of financial results for the fourth quarter of fiscal 2008 that are made pursuant to the safe harbor provisions of the federal securities laws. These forward-looking statements, which may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “goal” and other similar expressions, are based on current expectations, estimates, assumptions and projections that are subject to change. Actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: our ability to control or pass through increases in the cost of raw materials and supplies; changes in customer order levels, product mix and inventory build-up; lower than expected or delayed sales; ability to successfully restructure Merix Asia and complete the related capital and technology expansion; the ability to successfully and timely integrate the operations of Merix Asia; the ability to successfully restructure Merix Oregon; fluctuations in demand for products and services of the Company, including quick-turn and premium services; foreign currency risk; the introduction of new products or technologies by competitors; the ability to avoid unanticipated costs, including costs relating to product quality issues and customer warranty claims; pricing and other competitive pressures in the industry from domestic and global competitors; all other risks inherent in foreign operations such as increased regulatory complexity and compliance cost and greater political and economic instability; our ability to fully utilize our assets and control costs; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 26, 2007 and Quarterly Report on Form 10-Q for the quarter ended on December 1, 2007. Merix Corporation does not undertake to update any such factors or to publicly announce developments or events relating to the matters described herein.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share data, unaudited)

	Three Months Ended			Nine Months Ended
	March 1, 2008	December 1, 2007	February 24, 2007	March 1, 2008	February 24, 2007
Net Sales	$94,275	$97,378	$100,288	$291,083	$306,924
Cost of Sales	83,779	86,128	82,682	256,386	251,137

Gross Margin	10,496	11,250	17,606	34,697	55,787
Operating Expenses:
Engineering	2,094	2,213	1,911	6,680	5,067
Selling, general and administrative	9,930	10,628	10,617	32,136	33,575
Amortization of identifiable intangible assets	527	645	624	1,785	2,147
Severance charges	1,747	980	1,023	2,854	1,023
Goodwill impairment	—	—	—	—	—
Impairment on fixed assets and other	12,893	—	—	13,007	—

Total operating expenses	27,191	14,466	14,175	56,462	41,812

Operating Income (Loss)	(16,695)	(3,216)	3,431	(21,765)	13,975
Other Income (Expense):
Interest income	155	275	377	724	1,121
Interest expense	(916)	(1,076)	(1,309)	(3,088)	(4,298)
Agreed reduction in debt principal	5,094	—	—	5,094	—
Other income(expense), net	(419)	(244)	(141)	(1,011)	(884)

Total other expense, net	3,914	(1,045)	(1,073)	1,719	(4,061)

Income (loss) from continuing operations before income taxes and minority interests	(12,781)	(4,261)	2,358	(20,046)	9,914
Income tax expense	(511)	546	367	445	1,315

Income (loss) from continuing operations before minority interests	(12,270)	(4,807)	1,991	(20,491)	8,599
Minority interests	269	202	220	707	252

Income (loss) from continuing operations	(12,539)	(5,009)	1,771	(21,198)	8,347
Income (loss) from discontinued operations, net of income tax expense of $0, $0, $0, $0, and $98	—	—	314	—	(858)

Net income (loss)	$(12,539)	$(5,009)	$2,085	$(21,198)	$7,489

Diluted income (loss) per share from continuing operations	$(0.59)	$(0.24)	$0.09	$(1.01)	$0.40
Diluted income (loss) per share from discontinued operations	—	—	0.01	—	(0.04)

Diluted net income (loss) per share	$(0.59)	$(0.24)	$0.10	$(1.01)	$0.36

Shares used in per share calculations:
Diluted	21,079	21,024	20,811	21,002	20,665

MERIX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	March 1, 2008	May 26, 2007
Assets
Cash and short-term investments	$10,425	$26,200
Accounts receivable, net	78,872	76,825
Inventories, net	28,154	25,231
Assets held for sale	1,523	1,206
Assets of discontinued operations	—	—
Income tax receivable	292	295
Deferred income taxes	714	—
Other current assets	11,913	6,824

Total current assets	131,893	136,581
Property, plant and equipment, net	96,406	101,264
Goodwill	31,069	31,614
Identifiable intangibles, net	9,386	11,171
Assets of discontinued operations	—	—
Deferred income taxes	767	—
Other assets	5,694	6,227

Total assets	$275,215	$286,857

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$2	$2,532
Accounts payable	56,158	45,918
Other accrued liabilities	23,641	17,713
Income taxes payable	669	352
Liabilities of discontinued operations	—	—

Total current liabilities	80,470	66,515
Long-term debt	70,002	75,503
Other long-term liabilities	795	1,845

Total liabilities	151,267	143,863
Minority interest	4,114	4,550
Shareholders’ equity	119,834	138,444

Total liabilities and shareholders’ equity	$275,215	$286,857

MERIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands, unaudited)

	For the Nine Months Ended
	March 1, 2008	February 24, 2007
Cash flows from operating activities:
Net income (loss)	$(21,198)	$7,489
Net adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,231	17,633
Other non-cash expense	10,052	3,825
Changes in working capital	1,976	(5,978)

Net cash provided by operating activities	7,061	22,969
Cash flows from investing activities:
Purchases of property, plant and equipment	(19,749)	(14,918)
Proceeds from disposal of property, plant and equipment	23	999
Acquisition of businesses, net of cash acquired and debt assumed	—	—
Net changes in investments	9,025	18,525

Net cash provided by (used in) investing activities	(10,701)	4,606
Cash flows from financing activities:
Principal payments on long-term borrowings	(2,500)	(16,125)
Other financing activities, net	(649)	736

Net cash provided by (used in) financing activities	(3,149)	(15,389)
Effect of exchange rate changes	39	(2)

Increase (decrease) in cash and cash equivalents	(6,750)	12,184
Cash and cash equivalents:
Beginning of period	17,175	12,280

End of period	$10,425	$24,464

Merix Corporation

Supplemental Information

	Q3 07		Q2 08		Q3 08
SUMMARY OPERATING RESULTS AND RECONCILIATION
SALES BY END MARKETS (% of Net Sales)
Communications & Networking	46%	$45,752	39%	$37,575	43%	$40,447
Computing & Peripherals	14%	14,326	9%	8,375	11%	9,970
Industrial & Medical	9%	8,550	10%	9,724	9%	8,371
Defense & Aerospace	5%	5,014	7%	6,528	7%	6,533
Automotive	16%	16,490	21%	20,691	19%	17,517
Other	10%	10,156	15%	14,485	11%	11,437

Total Sales	100%	$100,288	100%	$97,378	100%	$94,275

SHARE BASED COMPENSATION
Share based compensation included in:
Cost of goods sold		$70		$58		$33
Operating expense		603		480		546

Total share-based compensation		$673		$538		$579

DILUTED EARNINGS PER SHARE CALCULATIONS
Weighted average shares outstanding		20,575		21,024		21,079
Add: Dilutive stock options		236		—		—

Shares used in diluted EPS calculations		20,811		21,024		21,079
Net income from continuing operations		$1,771		$(5,009)		$(12,539)

Net income used in diluted EPS calculations		$1,771		$(5,009)		$(12,539)
Diluted net income per share from continuing operations		$0.09		$(0.24)		$(0.59)

ADJUSTED EBITDA RECONCILIATIONS
Net income		$2,085		$(5,009)		$(12,539)
Add back items:
Severance charges		1,023		980		1,747
Impairment on fixed assets and other		—		—		12,893
Agreed reduction in debt principal		—		—		(5,094)
Interest expense, net of def’d financing cost		1,075		842		682
Interest income		(377)		(275)		(155)
Income tax expense		367		546		(459)
Amortization of identifiable intangible assets		624		645		527
Amortization, other		258		48		22
Depreciation		4,765		4,560		4,356
(Income) loss from discontinued operations		(314)		—		—

ADJUSTED EBITDA		$9,506		$2,337		$1,980